UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2006 (August 21, 2006)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On August 24, 2006, Nationwide Financial Services, Inc. (NFS) issued a press release announcing the retirement of Duane Meek, Senior Vice President – Nationwide Retirement Plans, and the election of William Jackson, currently Vice President – Sales Support, to replace Meek, effective October 1. Meek and Jackson will work together through year-end to ensure a smooth transition. Mr. Meek is retiring after 38 years with the company.

The following is a summary of the material terms of the offer letter Mr. Jackson accepted on August 21, 2006:

Mr. Jackson will receive a base salary of $275,000 per year and will be eligible for an annual performance incentive bonus. For 2006, Mr. Jackson’s incentive bonus is prorated to 45% of year-end base salary through September 30, 2006 and 65% of year-end base salary for October 1, 2006 through December 31, 2006. Mr. Jackson’s annual performance incentive bonus will be based on individual and business unit performance.

Mr. Jackson will continue to participate in the NFS Long-Term Equity Compensation Plan, with a total target opportunity for 2006 of $135,850. Mr. Jackson’s awards are allocated as follows: (i) 50% paid in non-qualified stock options for NFS Class A common stock, which options will vest one-third on each of the first three anniversary dates of the grant and have a ten-year term and (ii) 50% paid in cash, based on the increase or decrease in Nationwide Value Added performance metrics from the previous year. One-third of the award Mr. Jackson earned in 2006 and one-third of his current bank balance will be paid in March 2007 if pre-established economic value creation targets are satisfied. The remaining two-thirds of his award earned in 2006 will be added to his remaining bank balance.

Mr. Jackson continues to be eligible to receive a package of executive benefits, including participation in the Nationwide Retirement Plan, the Nationwide Supplemental Retirement Plan, the Nationwide 401(k) Plan and the Nationwide Supplemental Defined Contribution Plan, and customary health and welfare benefits.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

Exhibit 99.1 Press release dated August 24, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC.
(Registrant)

Date: August 25, 2006	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer Senior Vice President – Chief Financial Officer